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                                                                    EXHIBIT 10.3

                        [KP PHARMACEUTICALS LETTERHEAD]

                                                                    CONFIDENTIAL

                       KP PHARMACEUTICAL TECHNOLOGY, INC.
                               RESEARCH AGREEMENT

This agreement is entered into by and between KP Pharmaceutical Technology, Inc. hereinafter called "Research Organization", and Pain Therapeutics, Inc., a corporation with its principal office and place of business at 250 East Grand Avenue, Suite 70, South San Francisco, CA 94080, hereinafter called "Sponsor".

                                   WITNESSETH

WHEREAS, The research/development program contemplated by this Agreement is of mutual interest and benefit to the Research Organization and to the Sponsor,

WHEREAS, a Proposal entitled: Development, Manufacture, Testing, Supply and Stability Studies of Naltrexone and Placebo Capsule Formulation for Human Clinical Trials has been written which will guide the performance of this Agreement and the Research Organization agrees it is fully able to perform the research program in a professional, competent manner with strict adherence to its terms, and the Research Organization will utilize its best efforts to do so,

NOW THEREFORE, the parties hereto agree as follows:

1.          SCOPE OF WORK

      1.1. The Research Organization shall exercise its best efforts to carry out the research set forth in the attached Proposal ("Research") and Cost Estimate (and terms). Project Number: KP980012R2 dated May 14, 1999 and consisting of 3 pages.

2.    PERFORMANCE PERIOD

      2.1. Performance of the Research under this Agreement shall start not later than one week of both parties signing this Agreement and shall be completed by August 1, 1999 (except on-going stability studies). Regarding the performance hereunder, time is of the essence. In case of delayed performance, this Agreement may, at Sponsor's option, be extended for subsequent one-month periods until the Research is completed.

      2.2. This Agreement shall be effective for a period of 3 (three) years from the date of signing. The effective period may be extended by mutual agreement.

3.          REGULATORY COMPLIANCE

      3.1. The Research Organization will be responsible for conducting the research in full compliance with cGMP regulations and in strict accordance with applicable Research Organization policies which Research Organization agrees are not inconsistent with the terms of this Agreement, the Proposal, generally accepted standards of the current Good Manufacturing Practices (cGMPs) and/or Good Laboratory Practices (GLPs), all applicable local, state and federal laws and regulations governing the performance of



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            research and/or development activities. The Research Organization shall retain all records resulting from the Research for the time required by applicable federal regulations (the Sponsor will notify the Research Organization of the FDA Application filing and approval status), and to allow for sponsor (or sponsor's representative) and FDA unlimited inspection of all such records.

4.    RECORDKEEPING, REPORTING AND ACCESS

      4.1. The Sponsor's authorized representative(s), and regulatory authorities to the extent required by law, may, during regular business hours, arrange in advance with the Research Organization to:

            4.1.1 Examine and inspect the Research Organization's facilities required for performance of the Research; and

            4.1.2. Inspect and copy all data and work products relating to the
                   Research.

      4.2. Research Organization shall cooperate with any regulatory authority and allow them access to applicable records and data.

      4.3. The Research Organization shall perform the following record-keeping and reporting obligations in a timely fashion:

            4.3.1. Preparation and maintenance of complete, accurately written records, accounts, notes, reports and data of the Research;

            4.3.2. Reports will be delivered to Sponsor by Research
                   Organization in a timely manner throughout the performance of the research/development.

            4.3.3. A final written report ("Final Report") including a complete summary of research/development activity will be submitted to the Sponsor.

5.    INDEMNIFICATION

      5.1. During the term if this Agreement, Sponsor shall defend, indemnify and hold harmless the Research Organization and any agents and employees of Research Organization from any and all liabilities, claims, actions or suits (collectively "Claims") for personal injury or death arising out of or in connection with the administration or use of the Research study drug(s) which are manufactured by Research Organization, provided however:

            5.1.1. That the Research Organization conducts the Research in strict accordance with and in full compliance with:

                   a) the written Proposal, any other written instructions furnished by Sponsor, and in a manner required of a reasonable and prudent researcher;

                   b) all applicable cGMP/GLP regulations and guidelines related to the performance of this Agreement;

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                c)  all applicable local, state and federal laws, regulations and ordinances that govern the performance of this Agreement, including those that apply to the research and manufacturing, development, testing, shipping, storage, packaging, distribution, environment disposition and labeling of naltrexone, placebo or other chemical agents related to the performance of this Agreement;

           5.1.1.1. That the Research Organization notifies the Sponsor immediately of the claim or lawsuit;

           5.1.1.2. That the Research Organization reasonably cooperates with the Sponsor in its investigation and defense thereof; and

           5.1.1.3. That the Research Organization not settle or otherwise compromise such claim or lawsuit without the Sponsor's prior written consent.

      5.1.2. In any event, Sponsor or its agents, employees, or directors shall not be responsible for any compensatory, consequential, special, incidental, punitive or other damages, losses, costs or expenses in excess of the total dollar size of this agreement.

   5.2. The Sponsor shall provide a diligent defense against any settlement of any claims brought or actions filed with respect to the subject of the indemnity contained herein, whether such claims or actions are rightfully or wrongfully brought or filed. The Sponsor shall not settle any claims without the Research Organization's prior written consent, which consent may not be unreasonably withheld.

   5.3. Deviations from the terms of the Proposal that may arise out of necessity will be made following written authorization from the Sponsor.

      5.3.1. Sponsor agrees that it maintains a policy of program of insurance or self-insurance at levels sufficient to support the indemnification obligations assumed herein. Unless the Sponsor is self-insured, upon request the Sponsor will provide evidence of its insurance and will provide to the Research Organization, thirty (30) days prior, written notice of cancellation of its coverage.

6.          TERMINATION

   6.1. This Agreement may be terminated by either party, upon immediate notice, if any of the following conditions occur:

      6.1.1. If the authorization and approval to perform the Research in the United States is withdrawn by the U.S. Food and Drug Administration;

      6.1.2. If animal, human and/or toxicological test results of the product made by the Research Organization, in the opinion of either the Sponsor or the Research Organization, support termination of the Research.

      6.1.3. If either party fails to strictly comply with all terms of the Agreement after receipt of written notice, with a 30 day opportunity to cure, from the other party.

   6.2. Upon the effective date of termination, there shall be an accounting conducted by the Research Organization, subject to verification by the Sponsor. Within thirty (30) days

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                  after receipt of adequate documentation therefore, the Sponsor will make payment to the Research Organization for:

           6.2.1. All services properly rendered and moneys properly expended by the Research Organization until the date of termination not yet paid for; and

           6.2.2. Reasonable non-cancelable obligations properly incurred for the Research by the Research Organization prior to the effective date of termination; unless the Sponsor objects to any charge, in which case, the parties shall use best efforts to resolve expeditiously any disagreement.

           6.2.3. The Research Organization will credit or return to the Sponsor any funds not expended or obligated by the Research Organization in connection with the Research prior to the effective termination date of the notice of termination.

           6.2.4. Immediately upon receipt of a notice of termination, the Research Organization shall cease conducting research procedures related to proposal.

           6.2.5. Termination of this Agreement by either party shall not affect the rights and obligations of the parties accrued prior to the effective date of the termination.

7.   DELIVERY OF UNUSED MATERIAL

     7.1. Upon termination or completion of the Research, all unused compounds, drugs, equipment, whether or not completed, and other related materials that were furnished to the Research Organization by or on behalf of the Sponsor shall be returned to the Sponsor at the Sponsor's expense.

8.   APPLICABLE LAW

     8.1. This Agreement shall be governed by the laws of the states of Indiana and California.

9.   PUBLICATIONS:

     9.1. Research Organization desires to independently publish or publicly release information about any data or techniques arising out of the Research, then, following completion of the Research and at least sixty (60) days prior to submission of any manuscript or abstract for publication, Research Organization will submit a copy of the intended publication to Sponsor for review and comment. Sponsor will review the intended publication to ensure that the nature of Sponsor's support is set forth in the publication; to determine any confidential information should be deleted from the proposed publication; to determine whether there is patentable matter contained in the proposed publication; if the Sponsor request in writing, Research Organization will withhold publication for an additional sixty (60) days to allow for filing a patent application or taking such other measures as Sponsor deems appropriate to establish and preserve its proprietary rights.

10.  PATENT RIGHTS:

     10.1. Research Organization shall not acquire any rights of any kind whatsoever with respect to Sponsor's intellectual property as a result of performance under this Agreement or


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           otherwise. All inventions, discoveries and technology relating to the
           Research, whether patentable or not, conceived by the Research Organization or Sponsor, solely or jointly with others as a result of work done under this Agreement, shall be, and remain, at all times the sole and exclusive property of Sponsor. Any and all acts necessary to assist Sponsor in perfecting its rights to any and all inventions, discoveries and technology shall be performed by the Research Organization or the Research Organization's employees or agents, as appropriate. The Research Organization warrants by the execution of this Agreement that it has not entered or will enter into any contractual agreement or relationship which would in any way conflict with or compromise Sponsor's proprietary interest in, or rights to, any inventions, discoveries or technology existing at the time of the execution of this Agreement or arising out of or related to the performance thereunder.

11.  REPRESENTATIONS AND WARRANTIES:

     11.1. Research Organization represents and warrants that: (a) it has the technical competence and legal authority to enter into this Agreement; (b) it has no obligation to any other party which is in conflict with its obligations under this Agreement; (c) it will conduct the Research in strict accordance with in full compliance with all applicable local, state and federal laws and regulations for the protection of the rights, safety and welfare for human subjects in clinical trials.

             RESEARCH AGREEMENT/PILOT cGMP MANUFACTURING FACILITIES

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate by proper persons thereunto duly authorized.

RESEARCH ORGANIZATION                   SPONSOR
KP Pharmaceutical Technology, Inc.      Pain Therapeutics, Inc
1212 Rappel Dr.,                        250 East Grand Avenue, Suite 70
Bloomington, In 47404-1702              South San Francisco, CA 94080


  /s/  RS MATHARU                         /s/  REMI BARBIER
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            (Signature)                             (Signature)

   Rajinder PS Matharu, Ph.D.                 Dr. Remi Barbier
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        (Print or Type Name)                   (Print or Type Name)

          President & CEO                        President & CEO
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              (Title)                                (Title)

              5-14-99                                5/14/99
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              (Date)                                 (Date)